FARMOUT AGREEMENT

THIS FARMOUT AGREEMENT (the "Agreement"), entered into by and between Vast Petroleum Corporation, a Nevada Corporation. Alpine Highway, #510, Highland, UT 84003 ("Vast") and Jayhawk Energy, Inc., a Colorado corporation, 611 E. Sherman Ave, Coeur d'Alene, ID 83814 and Jayhawk Gas Transportation Corporation, a Kansas corporation, 611 E. Sherman Ave, Coeur d'Alene, ID 83814 (together "Jayhawk"). Vast and Jayhawk are each a "Party" and collectively the "Parties."

WITNESSETH:

WHEREAS, Jayhawk is the owner of all of the working interest, that being 87.5% NRI in and to the oil and gas leases (the "Leases") set forth and described on Exhibit 'A' attached hereto and by reference made a part hereof. Jayhawk is also the owner of certain wells, personal property, equipment, fixtures and improvements, which are either currently located on the Leases, or are used or useable in connection with oil and gas exploration, production, processing, gathering and transportation activities upon the Leases (the "Personal Property"). Jayhawk is also the owner of a pipeline and related gathering system on the Leases (the "Pipeline"). The Leases, Personal Property and Pipeline are hereinafter collectively referred to as the "Farmout Area." Jayhawk and Vast desire that Vast shall have the right to earn an assignment of certain rights and interests in the Leases, Personal Property and Pipeline by and through the development of the Farmout Area, under the terms and conditions hereinafter set forth.

ARTICLE I
DEVELOPMENT OF THE FARMOUT AREA

Vast shall reinstate actual production of natural gas from one or more of the Leases, within one year after the execution hereof. Once actual production of natural gas is reinstated from one or more of the Leases, Vast shall have earned an undivided Fifty Percent (50%) interest in and to the Leases, Personal Property and Pipeline, which 50% interest in and to the Leases shall consist of 50% of the working interest in the Leases (i.e. 43.75%NRI) (collectively the "Farmed Interests"). Provided however, if Vast has purchased all required equipment, conducted all necessary work, and has initiated the natural gas pipeline permitting and compliance process, within one year after the execution hereof; Vast shall have earned the Farmed Interest, as long as Vast continues to use commercially reasonable efforts to complete said permitting and compliance processes, no matter when said processes are ultimately completed.

Notwithstanding the foregoing, if Vast fails to invest any capital into the Leases or to demonstrate some level of operational activity upon the Leases within One Hundred Twenty (120) days after the execution hereof, this Agreement shall terminate and Vast shall forfeit all rights in and to the Farmout Area.

If Vast earns the Farmed Interests, Vast agrees to evaluate, prospect and study the Leases in order to determine whether oil exists in commercially viable quantities upon any of the Leases. If Vast determines that oil does exist in commercially viable quantities upon any of the Leases, Vast agrees to drill test wells upon the leases until the sooner of, 1) the completion of Twenty (20) test wells (all of which shall be drilled within one year after the execution hereof; or 2) Vast discovers that the geological condition of the Leases is not as initially thought and that it would be imprudent to drill

any additional wells upon the Leases. In the event Vast determines that it would be imprudent to drill any additional wells upon the Leases, Vast shall deliver written notice of such determination to Jayhawk. It is expressly understood that this paragraph is a development covenant and is not a condition to Vast earning or retaining the Farmed Interest. Vast shall exercise its complete and total discretion in determining which if any of the aforesaid test wells should be completed, provided however that Vast shall plug all wells which Vast does not elect to complete. Vast's obligations as set forth in this Article I shall be hereinafter referred to as the "Development Requirements."

ARTICLE II
DIVISION OF REVENUE FROM THE LEASE

Vast shall be assigned all operational rights with respect to the Leases and shall operate the Leases pursuant to the terms of the joint operating agreement attached hereto as Exhibit 'B' (the "JOA").

Vast shall carry Jayhawk with respect to all costs associated with the performance of the Development Requirements set forth in Article I above. Once said Development Requirements have been performed by Vast, the Parties shall each be responsible for their respective share of all development, and operating expenses. All of the revenue attributable to the working interest in the Leases which is generated from the sale of oil or gas produced from the Leases shall be paid as follows:

A. ***Prior to Payout,***

1st to pay for all of the operating costs incurred in operating and maintaining the Lease, Personal Property, Pipeline, and all additional equipment located thereon;

2nd to Vast.

B. ***After Payout,***

1st to pay for all of the operating costs incurred in operating and maintaining the Lease, Personal Property, Pipeline, and all additional equipment located thereon;

2nd 50% to Vast, (i.e. 43.75% NRI), and

50% to Jayhawk, (i.e. 43.75% NRI).

As used herein the term "Payout" shall mean the point at which Vast has recovered One Hundred and Ten Percent (110%) all of the cost and expenses incurred in fulfilling its Development Requirements contained in Article I above. Any fee which is charged by Vast to operate the Leases shall not be included within the moneys received by Vast for the purposes of calculating Payout hereunder.

The Parties shall execute any necessary "standing orders," division orders, payment directives,

and indemnification agreements required by the crude oil purchaser or natural gas customer selected by Vast, in order to induce said crude oil purchaser or natural gas customer to distribute all oil and natural gas proceeds as set forth above.

Notwithstanding anything to the contrary in the foregoing Jayhawk may at its option elect to pay for its proportionate share of all costs associated with the performance of the Development Requirements, and elect not to be carried by Vast. If Jayhawk makes such election and bears its proportionate share all costs associated with the performance of the Development Requirements, all of the revenue attributable to the working interest in the Leases which is generated from the sale of oil or gas produced from the Leases shall be distributed as set forth in subsection "B" above.

ARTICLE III
ASSIGNMENTS

Simultaneously with the execution of this Farmout Agreement, Jayhawk shall execute and deliver the assignments attached hereto as Exhibit 'C' to Vast. Said assignments shall be immediately recorded in the office of the Register of Deeds for the county in which the leases covered by said assignments are located.

Simultaneously with the execution of this Farmout Agreement, Vast shall execute the assignment attached hereto as Exhibit 'D,' and place said assignment into escrow with Anderson & Byrd LLP in Ottawa, Kansas. If Vast earn the Farmed Interest pursuant to the terms hereof, said assignment shall be redelivered to Vast. If Vast fail to earn the Farmed Interest within the time prescribed in Article II above, said assignment shall be delivered to Jayhawk.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.01 REPRESENTATIONS AND WARRANTIES BY JAYHAWK. Jayhawk represents and warrants that to its knowledge at the time of execution of this Agreement:

a. Jayhawk Energy, Inc. is a corporation formed under the laws of the State of Colorado and has been duly incorporated and is validly existing and in good standing under the laws of the State of Colorado. Jayhawk Gas Transportation Corporation is a corporation formed under the laws of the State of Kansas and has been duly incorporated and is validly existing and in good standing under the laws of the State of Kansas. For the remainder of these Representations and Warranties, Jayhawk Energy, Inc. and Jayhawk Gas Transportation Corporation shall together be referred to as "Jayhawk" and each representation and warranty shall be applicable to each as the context requires. Jayhawk has full power and authority to own or lease its property and Leases, Personal Property and Pipeline and to carry on its business as presently conducted;

b. it has previously satisfied all purchasing agent due diligence;

c. it has executed division orders in its possession for all of the Leases signed by all of the current mineral interest owners encumbered by said Leases;

d. it has previously received production revenue from the Leases;

e. the Leases, Personal Property and Pipeline are free from any and all liabilities, including all liens and encumbrances, as well as environmental liabilities;

f. the Leases are currently valid oil and gas leases upon the land covered thereby and all of the terms and conditions of each of said leases have been complied with as of this date;

g. it is the owner of One Hundred Percent (100%) of the working interest in the Leases which represents not less than Eighty Seven and One-half Percent (87.5%) net revenue interest in and to the Leases;

h. each of the Leases is being held in full force and effect by production of oil or gas therefrom;

i. Jayhawk has the requisite power and authority to enter into this Farmout Agreement and all other agreements contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. This Farmout Agreement creates, and upon execution and delivery each such other agreement, document, certificate, or instrument will create, legal, valid and binding obligations of Jayhawk, enforceable against it in accordance with its terms;

j. with respect to the Farmout Area, there is no action, suit, claim or other legal or administrative proceeding or governmental investigation pending of which notice has been provided to Jayhawk, or which, to Jayhawk's knowledge, is threatened against Jayhawk and there are no unresolved judgments, injunctions, orders, restraints, or decrees binding upon Jayhawk or Jayhawk's assets;

k. (i) there will be no action, suit, claim or other legal or administrative proceeding or governmental investigation pending of which notice has been provided to Jayhawk or which, to Jayhawk's knowledge, is threatened against Jayhawk, relating to any violation of environmental laws or any regulations adopted or enforced by the Kansas Corporation Commission with respect to any Lease or wells that would result in a penalty of any kind being assessed against Jayhawk or any of its affiliates, (ii) neither Jayhawk nor any affiliate will have had any environmental liability or penalty of any kind imposed on it by a governmental authority with respect to any Lease or well and (iii) neither Jayhawk nor any of its affiliates shall have received any written notice of, and neither shall be aware of any fact with respect to any Lease or ell that could

reasonably be expected to give rise to, any violation or claim under any environmental law;

l. no representation or warranty made by Jayhawk in this Farmout Agreement, any schedule, any exhibit or any document delivered, or to be delivered, by or on behalf of Jayhawk pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that Jayhawk has not disclosed in writing to Vast that has resulted, or could reasonably be expected to result, in a material adverse effect on the ability of Jayhawk to consummate the transactions contemplated by this Farmout Agreement;

m. Jayhawk has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Farmout Agreement for which Vast, any of its affiliates, or any of their respective interests in the Leases, Personal Property or Pipeline shall have any liability.

4.02 REPRESENTATIONS AND WARRANTIES BY VAST. Vast represents and warrants as follows:

a. Vast is a corporation formed under the laws of the State of Nevada. Vast is duly organized and is validly existing and in good standing under Nevada law, with full power and authority to own or lease its property and assets and to carry on its business as presently conducted;

b. Vast has the requisite power and authority to enter into this Farmout Agreement and all other agreements contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. This Farmout Agreement creates, and upon execution and delivery each such other agreement, document, certificate, or instrument will create, legal, valid and binding obligations of Vast, enforceable against it in accordance with its terms;

j. there is no action, suit, claim or other legal or administrative proceeding or governmental investigation pending of which notice has been provided to Vast, or which, to Vast's knowledge, is threatened against Vast and there are no unresolved judgments, injunctions, orders, restraints, or decrees binding upon Vast or Vast's assets;

k. (i) there will be no action, suit, claim or other legal or administrative proceeding or governmental investigation pending of which notice has been provided to Vast or which, to Vast's knowledge, is threatened against Vast, relating to any violation of environmental laws or any regulations adopted or enforced by the Kansas Corporation Commission with respect to any lease or wells that would result in a penalty of any kind being assessed against Vast or any of its affiliates, (ii) neither Vast nor any affiliate will have had any environmental liability or penalty of any kind imposed on it

by a governmental authority with respect to any lease or well and (iii) neither Vast nor any of its affiliates shall have received any written notice of, and neither shall be aware of any fact with respect to any lease or ell that could reasonably be expected to give rise to, any violation or claim under any environmental law;

l. no representation or warranty made by Vast in this Farmout Agreement, any schedule, any exhibit delivered, or to be delivered, by or on behalf of Vast pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that Vast has not disclosed in writing to Jayhawk that has resulted, or could reasonably be expected to result, in a material adverse effect on the ability of Vast to consummate the transactions contemplated by this Farmout Agreement;

m. Vast has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Farmout Agreement for which Jayhawk, any of its affiliates, or any of their respective interests in the Farmout Area shall have any liability.

ARTICLE V
AREA OF MUTUAL INTEREST

The Parties are each desirous of obtaining additional oil and gas leases in Crawford and Bourbon Counties in Kansas, and hereby establish an 'Area of Mutual Interest' ("AMI") covering said counties. If either party hereafter acquires or otherwise obtains an oil and/or gas lease in the AMI, said party shall give notice of such acquisition to the other party (the "Acquisition Notice"), which notice shall include with respect to each such additional lease (i) a description of the lands covered by the additional lease, including the complete legal description and the total acreage, (ii) the interest acquired and (based on the Party's understanding at the time) the Net Revenue Interest ("NRI") the Party has acquired or intends to acquire, (iii) the bonus payment (if the lease is acquired directly from the lessor) or the purchase price (if the lease is acquired from an existing lessee) and any other lease acquisition costs associated with such lease, (iv) the identity of the owner or lessor, as applicable, (v) a copy of any joint operating agreement if any then governing the acquired lease and (vi) copies of all relevant contractual or other burdens affecting the additional lease that are known to the Party. The applicable Party shall send Acquisition Notices to the other party at the address set forth in Article VII below.

Each Party will have the option, exercisable by notice to the other Party on or before fifteen (15) business days after an Acquisition Notice was sent (the "Exercise Deadline"), to elect to participate in said leases. If either party elects to participate in said leases said party shall acquire 50% of the interest acquired by the other Party in the lease included in the Acquisition Notice on the same terms and conditions on which said party acquired or has proposed to acquire its interests in said lease or leases. If the electing Party fails timely to exercise its option on or before the Exercise Deadline, it shall be deemed to have elected not to exercise its option, the acquiring Party will retain 100% of its interest in the leases described in the Acquisition Notice. The provisions of this Article shall remain effective until April 17, 2015, at which time they will expire and the agreements contained in this

Article shall no longer apply to either party.

ARTICLE VI
LOSS OR FAILURE OF TITLE

In the event Jayhawk is not the owner of 100% of the working interest in the Leases, representing not less than 87.5% NRI in the Leases, or in the event Jayhawk's title fails hereafter for any reason, such loss of title shall reduce Jayhawk's interest in the Leases and shall not in any way dilute the interest in the Leases which is promised to Vast herein.

ARTICLE VII
NOTICES

Any notices to be delivered herein shall be in writing and shall be deemed sufficiently given if delivered by hand, by courier service or sent by certified mail, postage prepaid to the receiving party at the address listed below:

Vast:	Vast Petroleum Corporation Alpine Highway, #510 Highland, UT 84003
Jayhawk:	Jayhawk Energy, Inc., 611 E. Sherman Ave Coeur d'Alene, ID 83814

ARTICLE VIII
MISCELLANEOUS

A. **EXECUTION.** This Agreement shall be binding upon each of Vast and Jayhawk when this Agreement or a counterpart thereof has been executed by such Jayhawk and Vast. Vast may, however, by written notice to Jayhawk, given at any time prior to six (6) months from the execution of this Agreement, but in no event later than six (6) months of the execution of this Agreement, terminate this agreement if Vast in its sole discretion determines that there is insufficient production to justify the development of the Farmout Area according to the terms hereof. In the event of such a termination by Vast, all further obligations of the parties hereunder shall cease as of such termination.

B. **SUCCESSORS AND ASSIGNS.** This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Lease. Any Party hereto may file a notice of public record giving notice of the existence of this agreement and the rights of the Parties hereto in and to the Lease.

C. **COUNTERPARTS.** This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. **SEVERABILITY.** For the purposes of assuming or rejecting this Agreement as an executory contract pursuant to federal bankruptcy laws, this Agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any Party to this Agreement to comply with all of its financial obligations provided herein shall be a material default.

E. **JOINT DRAFTING.** This Agreement and all exhibits attached hereto are the product of mutual negotiation among the Parties. Each Party has participated equally in selecting the language and terms to be used herein, thus the Parties shall be considered joint drafters of this Agreement so as not to construe this Agreement against one Party as drafter more than the others.

F. **APPLICABLE LAW.** This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Kansas, as applied to contracts made and to be performed entirely within the State of Kansas. The venue for any action to enforce a Party's rights under this Agreement shall be the District Court for Crawford County, Kansas.

G. **MERGER.** All oral statements or representations made prior to execution of this Agreement shall merge into and this Agreement shall become the sole and complete written Agreement surviving such oral discussions, agreements or representations. No such oral statements, discussions, agreements or representations shall survive the execution hereof unless such items are contained in this Agreement.

H. **Headings**. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

I. **AMENDMENTS.** This Agreement may be amended or modified only by a written

instrument executed by Jayhawk and Vast.

J. **CONSENT OR WAIVER.** No consent or waiver, express or implied, by either Party to or of any breach or default by the other Party in the performance of this Agreement shall be constructed as a consent or waiver to or of any subsequent breach or default in the performance by such other Party of the same or any other obligations hereunder.

IN WITNESS WHEREOF, this agreement shall be effective as of the 17th day of April, 2014.

VAST PETROLEUM CORPORATION

By: [signature]
Scott Mahoney Chief ~~Executive Officer~~

4/17/14
Date

JAYHAWK ENERGY, INC.

By: [signature]
President
Kelly J. Stopher

Date 4/17/14

JAYHAWK GAS TRANSPORTATION CORPORATION

By: [signature]
President
Kelly J. Stopher

Date 4/17/14